UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2014

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)
Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)     (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On June 24, 2014, Select Comfort Corporation and its wholly-owned subsidiary Select Comfort Retail Corporation (collectively, the “Company”) entered into a Retailer Program Agreement (the “Agreement”) with Synchrony Bank (the “Bank”), formerly known as GE Capital Retail Bank. The Agreement replaces a prior agreement between the Company and the Bank under which the Bank has been offering our qualified customers revolving credit terms to finance purchases of our products. The prior agreement, originally entered into as of May 17, 1999, had been amended and restated as of December 14, 2005. It has since been amended and extended several times. As amended and extended, the restated prior agreement was scheduled to expire February 15, 2016, subject to automatic extension for additional two-year terms unless either party gave notice of termination twelve (12) months prior to the then-current term. The new Agreement will expire on December 31, 2020, subject to earlier termination upon certain events.
Under the Agreement, consistent with the prior agreement, the Bank sets the minimum acceptable credit ratings for qualified customers, the interest rates, fees and all other terms and conditions of the customer accounts, including collection policies and procedures. Further, the Bank retains ownership of all cardholder accounts.
In connection with all purchases financed under the program established by the Agreement, the Bank pays the Company (a) an amount equal to the total amount of such purchases less promotional related discounts and fees, which may be adjusted periodically, and (b) certain additional amounts if the Company meets specified volume and growth targets under the program. Further and consistent with the prior agreements, the Company is liable to the Bank for certain chargebacks arising out of certain situations including, but not limited to, bona fide customer disputes concerning the goods or services purchased and the warranties associated therewith, the Company’s failure to follow the operating procedures established by the Bank for the program or applicable law, or any fraudulent activity that involves the Company’s employees. Additionally, the Company and the Bank will share equally, subject to a maximum amount set forth in the Agreement, the cost of any fraud which neither the Company nor the Bank could reasonably have deterred. After the maximum amount is reached, the Company is liable for such fraud losses. The Company is not liable to the Bank for credit losses arising out of our customers’ credit defaults. If the Company does not comply with certain financial covenants, it is obligated to provide the Bank a letter of credit as security for the Company’s obligation under the Agreement, and if the Company fails to do so, the Bank may retain payments otherwise due the Company, as the Bank deems necessary to fund a reserve account for such security.
Consistent with the prior agreement, the Bank is not required to continue to finance purchases if the total unpaid outstanding amount of customer accounts under the program exceeds a specified amount.
Under the Agreement and consistent with the prior agreement, the Company has the right but not the obligation to purchase the portfolio upon termination of the Agreement.

Among other rights of the Company to terminate the Agreement, the Company has the right to terminate the Agreement (i) in order to implement an internal customer credit program, (ii) if the Bank increases the fees applicable to the program in an amount which triggers the Company’s right to seek a competing offer and the Bank cannot match such competing offer, (iii) if the Bank changes its credit criteria such that the approval rate on customers’ application is materially impacted, or (iv) if the Bank elects to not increase the limit on the total unpaid outstanding amounts of customer accounts under the program. Among other rights of the Bank to terminate the Agreement, the Bank has the right to terminate the Agreement (i) if there is a change of law that materially impacts the program, or (ii) if the Company fails to meet certain financial covenants and does not furnish the required letter of credit. As to each cause of termination, there are specific provisions relating to notice and the termination effective date designed to allow sufficient time for the Company to replace the program if desired.
Except for an approved “second source” program for customers who do not meet the Bank’s credit criteria or for programs which the Company may acquire through acquisition of another entity or entities, the Company, during the term of the Agreement, cannot offer any other payment program which offers promotional credit to its customers.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement which the Company will file with the Securities and Exchange Commission as an exhibit to the Company’s Form 10-Q for the quarter ending June 28, 2014. The Company intends to seek confidential treatment of certain terms of the Agreement in connection with the filing of the Agreement in accordance with the procedures of the Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: June 26, 2014	By: /s/ Mark A. Kimball
Name: Mark A. Kimball
Title: Senior Vice President - Chief Legal and Risk Officer

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